Exhibit 6


Exhibit 6
April 23, 2001
Actuarial Opinion


In my capacity as Senior Vice President and Actuary of Kansas City Life Insurance Company, I have provided actuarial advice concerning:

     The preparation of Post-Effective Amendment No.8 to the registration statement of Form S-6, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to flexible premium variable life insurance contract (the "Registration Statement") and

     The  preparation of contract forms for the flexible  premium  variable life
     insurance   contracts   described  in  the   Registration   Statement  (the
     "Contract").

It is my professional opinion that:

     The illustrations of death benefits, account values, net cash surrender values and accumulated premiums in the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contracts. The rate structure of the Contracts has not been designed as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Contracts age 35 in the underwriting classes illustrated than to prospective purchasers of Contracts at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

Sincerely,

/s/Mark A. Milton

Mark A. Milton, FSA, MAAA
Senior Vice President and Actuary
Kansas City Life Insurance Company